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                                                                    EXHIBIT 99.1

                        [AMERICA SERVICE GROUP INC. LOGO]

                                  NEWS RELEASE

CONTACT:   Michael Catalano                      S. Walker Choppin
           Chairman, President and               Senior Vice President and
           Chief Executive Officer               Chief Financial Officer
           (615) 376-1319                        (615) 376-1346


                         AMERICA SERVICE GROUP ANNOUNCES
                 CONVERSION OF PREFERRED SHARES TO COMMON STOCK

NASHVILLE, Tennessee (February 7, 2001) - America Service Group Inc. (NASDAQ:ASGR) completed the previously announced conversion of its preferred stock into common stock on February 5, 2001. As previously announced, Ferrer Freeman Thompson & Co. ("FFT") converted its $12.5 million in preferred stock into 1,322,751 shares of the Company's common stock. FFT also holds warrants to purchase 135,000 shares of the Company's common stock. The warrants were issued to FFT in connection with the original issuance of the preferred stock.

         America Service Group Inc., based in Brentwood, Tennessee, is a leading provider of correctional healthcare services in the United States. America Service Group Inc., through its subsidiaries, provides a wide range of healthcare and pharmacy programs for approximately 340,000 inmates. The Company employs over 7,000 medical, professional and administrative staff nationwide.

         Ferrer Freeman Thompson & Co., LLC, a private equity firm with over $500 million under management, invests exclusively in healthcare and healthcare-related companies. FFT is located in Greenwich, Connecticut.

         This press release may contain "forward-looking" statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risk and uncertainty that actual results may differ materially from those projected in the forward-looking statements. A discussion of the important factors and assumptions regarding the statements and risks involved is contained in the Company's filings with the Securities and Exchange Commission.



              105 WESTPARK DRIVE - SUITE 300 - BRENTWOOD, TN 37027
                        615-373-3100 - FAX: 615-376-9862